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                                                                      Exhibit 12

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                               Nine
                                                                                                              Months
                                                                                                              Ended
                                                                     Year Ended 30 September                 30 June
                                                      ---------------------------------------------------   ---------
                                                        1998       1999       2000       2001       2002       2003
                                                      --------   --------   --------   --------   --------   --------
EARNINGS:                                             $  546.8   $  450.5   $  124.2   $  465.6   $  525.4   $  268.9
Income from continuing operations

Add (deduct):
  Provision for income taxes                            280.9      209.5       (7.5)     196.2      247.5      105.1

  Fixed charges, excluding capitalized
     interest                                            202.8      194.4      232.6      226.5      150.3      113.0

  Capitalized interest amortized during
     the period                                            7.4        6.1        6.6        7.1        7.2        5.1

  Undistributed earnings of less-than-
     fifty-percent-owned affiliates                      (25.3)     (44.5)     (32.1)     (34.3)     (42.8)       3.5
                                                      --------   --------   --------   --------   --------   --------
     Earnings, as adjusted                            $1,012.6   $  816.0   $  323.8   $  861.1   $  887.6   $  495.6
                                                      ========   ========   ========   ========   ========   ========
FIXED CHARGES:

Interest on indebtedness, including capital lease
  obligations                                         $  186.7   $  175.4   $  210.3   $  201.6   $  126.4   $   95.4

Capitalized interest                                      18.4       24.7       19.7        8.8       11.7        4.6

Amortization of debt discount premium
  and expense                                              1.9        1.3        3.1        5.6        2.2        1.7

Portion of rents under operating leases
  representative of the interest factor                   14.2       17.7       19.3       19.3       21.7       15.9
                                                      --------   --------   --------   --------   --------   --------
     Fixed charges                                    $  221.2   $  219.1   $  252.4   $  235.3   $  162.0   $  117.6
                                                      ========   ========   ========   ========   ========   ========
RATIO OF EARNINGS TO FIXED CHARGES:                        4.6        3.7        1.3        3.7        5.5        4.2
                                                      ========   ========   ========   ========   ========   ========
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